Exhibit 10.21

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FARFETCH HOLDINGS PLC (IN ADMINISTRATION) (as the Vendor) and THE ADMINISTRATORS and SURPIQUE ACQUISITION LIMITED (as the Purchaser)
SALE AND PURCHASE AGREEMENT related to certain shares and assets held by Farfetch Holdings Plc (in Administration)

TABLE OF CONTENTS
Clause    Page

i

THIS AGREEMENT (this “Agreement”) is made on 30 January 2024

BETWEEN
(1)FARFETCH HOLDINGS PLC (IN ADMINISTRATION), a company incorporated in England and Wales with registered number 12278361 and having its registered address at The Bower, 211 Old Street, London, EC1V 9NR (the “Vendor”) acting by the Administrators (defined below) and in each case as agent and without personal liability;
(2)CLARE KENNEDY, ALASTAIR BEVERIDGE and IAN PARTRIDGE, all of AlixPartners Services UK LLP, 6 New Street Square, London, EC4A 3BF, who are appointed as joint administrators of the Vendor in England and Wales and act as agents of the Vendor only and without any personal liability whatsoever (the “Administrators”, which shall include their successors in office); and
(3)SURPIQUE ACQUISITION LIMITED, a company incorporated in England and Wales with registered number 15427352 and having its registered address at Suite 1, 7th Floor, 50 Broadway, London, SW1H 0DB (the “Purchaser”).
WHEREAS
(A)The Administrators were appointed to act as joint administrators of the Vendor in England and Wales on or around the date of this agreement pursuant to paragraph 22 Schedule B1 Insolvency Act 1986.
(B)The Administrators' appointment provides that any act required or authorised to be done by the Administrators may be done by any one or more of them for the time being holding office.
(C)The Vendor has agreed to sell and the Purchaser has agreed to acquire such right, title and interest that the Vendor may have at Completion in the Assets (each as defined below) on the terms and subject to the conditions of this Agreement (the “Transaction”).
(D)The Administrators act as agents of the Vendor and have entered into this Agreement in their personal capacities solely for the purpose of obtaining the benefit of the provisions in their favour and shall incur no personal liability of any kind under or in connection with this Agreement.
IT IS AGREED THAT
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement, unless the context otherwise requires:
“Account” means the account notified in writing by the Vendor to the Purchaser on or before the date of this Agreement;
“Acquired Data” means any Personal Data to which Data Protection Law applies which is acquired or Processed by the Purchaser pursuant to the terms of this Agreement;
“Administration Expenses” means the remuneration of the Administrators and the expenses of administration incurred or accrued under:
(a)paragraph 99 of Schedule B1 of the Insolvency Act; and
(b)rules 3.50, 3.51 and 3.52 of the Insolvency Rules,
and any individual claim is an “Administration Expense”;
“Administrators’ Firm” means AlixPartners UK LLP;
“Administrators’ Records” means all records produced in the course of the administration of the Vendor by or at the direction of the Administrators or their staff or representatives or by any other person including the officers and employees of the Vendor in connection with the administration of the Vendor, the statutory books and accounting records of the Vendor, relevant security documents, documents relating to the appointment of the Administrators and any other records which the Administrators are required by law to retain;
“Administrators’ Solicitors” means Latham & Watkins (London) LLP;
“Administrators’ Solicitors’ Offices” means 99 Bishopsgate, London EC2M 3XF, United Kingdom;
“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;
“Agreed Purpose” means the Processing, including the sharing, of Personal Data to enable the Vendor and the Purchaser to complete the Transaction as contemplated under the terms of this Agreement;
“Announcement” shall have the meaning given to it in Clause 19 (Confidentiality and Announcements);
“Assets” means all property, undertakings, rights and assets of the Vendor, including the Shares, Goodwill, Intra-Group Receivables, and any other assets identified in Schedule 1 (Assets), with the exception of the Excluded Assets;
“Bridge Facility” has the same meaning as given under the Senior Credit Agreement.
“Business” means all of the business carried on by the Vendor as at Completion, including directly or indirectly through the Target Companies and their subsidiaries, being the operation of an e-commerce marketplace and provision of platform solutions for the luxury fashion industry;
“Business Day” means a day (other than a Saturday or Sunday) on which banks in San Francisco, New York and London are open for ordinary banking business;
“Cash” means all cash in hand, or in a bank or other financial institution, and all cheques, credit or debit card vouchers, drafts, bills, notes, securities or other negotiable instruments convertible into cash held by or on behalf of the Vendor, the Administrators (in their role as Administrators of the Vendor) or any one or more of them, in each case as at Completion ;
“Claims” means any actions, proceedings, claims, investigations or demands of any kind (actual or contingent) that may be brought or made against the Vendor and/or the Administrators and/or their partners, employees, staff, representatives or agents in connection with this Agreement or any matters contemplated by, referred to in, or arising out of or in connection with this Agreement, including actions, proceedings, claims, investigations or demands that may be brought by trade unions or any other employee representative or representative body;
“Collateral Agent” means Wilmington Trust, National Association;
“Collateral Deed of Release” means the deed of release dated on or about the date of this Agreement provided by the Collateral Agent in respect of the obligations of, and security granted by, the Vendor under the Released Documents;
“Completion” means completion of the sale and purchase of the Assets in accordance with Clause 5.1 (Completion);
“Completion Date” means the date on which Completion takes place;
“Confidential Information” means in relation to the Disclosing Party:
(a)any proprietary or confidential information relating to the Disclosing Party or its Affiliates which is or has been made available for the purposes of the transactions contemplated under this Agreement by the Disclosing Party or its Representatives to the Receiving Party or its Representatives or Permitted Recipients;
(b)analyses, compilations, studies, reports and other material prepared by the Receiving Party or its Representatives or Permitted Recipients which has been generated or otherwise derived from the information described in (a) above;
(c)any proprietary or confidential information relating to the business, affairs, customers, plans, market opportunities, operations, processes, product information, know-how, designs, trade secrets or software of the Disclosing Party or of the Disclosing Party’s group of companies; and
(d)the existence and contents of discussions between the parties to this Agreement in relation to the transactions contemplated under this Agreement or the Transaction Documents, including the contents of this Agreement, in each case in whatever form or medium (including written, electronic, visual and oral) such information is recorded or kept and whether disclosed or created before or after the date of this Agreement, but the term “Confidential Information” does not include information which:
(i)is or becomes publicly available (other than as a direct or indirect result of any breach of the terms of this Agreement) or could be obtained by a person with no more than reasonable diligence;
(ii)is known to the Receiving Party or its Representatives before it is disclosed by the Disclosing Party or its Representatives, other than from the Disclosing Party in connection with the Transaction;

(iii)was lawfully obtained by the Receiving Party before such disclosure as evidenced by written records, other than from a source which is connected with the Disclosing Party and which, in either case, has not been obtained in violation of, and is not otherwise subject to, any duty of confidentiality to the Disclosing Party or its Affiliates; or
(iv)is developed by the Receiving Party and/or its Representatives without the use of Confidential Information;

“Consideration” means the aggregate consideration paid or otherwise made by the Purchaser pursuant to Clause 3.2;
“Control” has the meaning given to it in section 1124 of the Corporation Tax Act 2010;
“Customs” means (in the United Kingdom) His Majesty’s Revenue and Customs or such authority as may succeed it in its functions relating to VAT and (outside the United Kingdom) any authority with power to collect or administer VAT;
“Data Protection Law” means any applicable data protection and privacy laws, including (but not limited to: (a) the EU General Data Protection Regulation 2016/679 (“EU GDPR”); (b) the Privacy and Electronic Communications Directive 2002/58/EC; (c) the UK Data Protection Act 2018; (d) the UK General Data Protection Regulation, as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (together with the UK Data Protection Act 2018, the “UK GDPR”) (EU GDPR and UK GDPR, together, “GDPR”); (d) the UK Privacy and Electronic Communications (EC Directive) Regulations 2003; and (e) other laws, rules, and regulations that are similar, equivalent or successors to the laws that are identified in (a) through (e) of the foregoing or that otherwise regulate the Processing of Personal Data;
“Data Subject” and “Controller” shall have the meanings given to these terms or equivalent concepts by the applicable Data Protection Law;
“Debtor Claims” means all debts and other monies due or owing to the Vendor in respect of the Business as at Completion (whether or not yet invoiced and/or due and payable as at Completion) or which will become due or owing to the Vendor with the passage of time in respect of goods or services provided by the Vendor before Completion including trade debts, deposits, prepayments, retrospective rebates and overpayments and all rights of set-off and counterclaims and any other form of indebtedness including interest payable on those sums and the benefit of any security or guarantee for their payment;
“Deed of Assignment (Letter of Undertaking (unpaid share capital)” means the deed of assignment to be entered into on or about the date of this Agreement between the Vendor as the assignor and Farfetch UK Limited as the assignee;
“Disclosing Party” shall have the meaning given to it in Clause 16.2 (Confidentiality and Announcements);
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreements or arrangement or any agreement to create any of the above;
“Excluded Assets” means the property, undertakings, rights and assets identified below:
(a)the Administrators’ Records;
(b)Third Party Assets;
(c)VAT Records;
(d)Debtor Claims;
(e)all prepayments made by the Vendor in respect of any contracts, undertakings, arrangements and agreements entered into on or prior to Completion by or on behalf of the Vendor;
(f)all contracts, undertakings, arrangements and agreements entered into on or prior to Completion by or on behalf of the Vendor (and all rights of the Vendor arising thereunder);
(g)the benefit of all tax allowances, losses, reliefs and all rights and claims for repayment or credit of any tax, including VAT, or interest on overpaid or under recovered tax;
(h)the benefit of all policies of insurance and assurance and any actual or potential claim under those policies;
(i)the benefit of any actual or potential claim, or right to make a claim, against any person and the proceeds of any litigation;
(j)Cash ; and
(k)any other property, rights or assets of the Vendor that is not an Asset;
“Goodwill” means the goodwill, custom and connection of the Vendor in relation to the Business including the right for the Purchaser to carry on the Business under the Name and to represent itself as carrying on the Business in succession to the Vendor;
“Governmental Authority” means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, legislative, regulatory, public or administrative agency, authority or body, any arbitrator, court or tribunal of competent jurisdiction, any investment exchange or trading network, any body regulating takeovers and mergers, any governmental or non-governmental self-regulatory organisation (including any recognised securities exchange);
“Group” means in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group;
“Insolvency Act” means the Insolvency Act 1986;

“Insolvency Legislation” means the Insolvency Act and the Insolvency Rules;
“Insolvency Rules” means the Insolvency (England and Wales) Rules 2016;
“Intra-Group Receivables” means the intercompany loans, receivables, claims, rights, title or monies regardless of their nature (including, without limitation, principal, interest, default interest, commissions, costs and indemnities) listed in Part 2 of Schedule 1 (Assets);
“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;
“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety and “Liability” means any one of them;
"Letter of Undertaking (unpaid share capital)” means the ‘letter of undertaking to pay’ between Farfetch Limited, the Vendor and the administrative agent under the Senior Credit Agreement, dated 20 October 2022, in favour of the Vendor in respect of share subscriptions by Farfetch Limited;
“Losses” means any losses, damages, awards, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, penalties or expenses that the Vendor and/or the Administrators have incurred or sustained or may, directly or indirectly, incur or sustain;
“Name” means “Farfetch”;

“Permitted Recipient” means in relation to a Receiving Party:
(a)its professional and legal advisers;
(b)its existing shareholders;
(c)any bank, lending bank, other creditor or potential investor whose involvement or potential involvement with such Receiving Party is related to the Transaction and their professional and legal advisers; and
(d)any insurer or insurance broker engaged by such Receiving Party;
"Personal Data” means any information that (a) identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a natural person or (b) is considered “personal data” or a similar term under any relevant Data Protection Law;
“Processing” and “Process” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organisation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction;
“Receiving Party” shall have the meaning given to it in Clause 16.2 (Confidentiality and Announcements);
“Recipient” shall have the meaning given to it in Clause 5.2 (Tax);
“Release Date” means, in respect of the Vendor, the date of the release granted to the Administrators under section 98 of Schedule B1 of the Insolvency Act;
“Released Documents” means:

(a)an English-law debenture between, among others, the Vendor and the Collateral Agent dated 20 October 2022;
(b)an English-law supplemental debenture between, among others, the Vendor and the Collateral Agent dated 21 December 2023;
(c)an English law intercompany loan assignment and account charge between Farfetch.com, the Vendor and the Collateral Agent dated 24 March 2023;
(d)an English law supplemental intercompany loan assignment and account charge between Farfetch.com, the Vendor and the Collateral Agent dated 11 September 2023;
(e)an English law supplemental intercompany loan assignment and account charge between Farfetch.com, the Vendor and the Collateral Agent dated 21 December 2023;
(f)an Isle of Man-law shares charge in respect of the shares in Farfetch.com Limited between the Vendor and the Collateral Agent dated 24 March 2023;
(g)an Isle of Man-law supplemental shares charge in respect of the shares in Farfetch.com Limited between the Vendor and the Collateral Agent dated 11 September 2023; and
(h)an Isle of Man-law supplemental shares charge in respect of the shares in Farfetch.com Limited between the Vendor and the Collateral Agent dated 21 December 2023;
“Representative” means, in relation to a party to this Agreement or a Permitted Recipient: (i) its officers, directors, managers, employees, agents, consultants, advisors and Affiliates; (ii) the officers, directors, managers, employees, agents, consultants and advisors of its Affiliates; and (iii) its and its Affiliates’ auditors, insurers and service providers who require Confidential Information and are subject to at least the same level of confidentiality as set out in Clause 16 (Confidentiality and Announcements);
“Sale” means the sale and purchase of the Business and Assets under this Agreement pursuant to Clause 2 (Sale of Assets);
“Senior Credit Agreement” means the credit agreement originally dated 20 October 2022 (as amended and/or restated from time to time) between, among others, Farfetch Holdings Plc as parent, the financial institutions named therein as Lenders, the Administrative Agent and the Collateral Agent.
“Share Transfer Forms” means the share transfer forms in respect of the Shares;
“Shares” means the entire issued share capital stock of each of the Target Companies held by the Vendor and identified in Part 1 of Schedule 1 (Target Companies);
“Subsequent Appointee” means a subsequent administrator or liquidator from AlixPartners UK LLP appointed in respect of the Vendor;
“Supervisory Authority” means any relevant Governmental Authority having jurisdiction in relation to the Processing of the Acquired Data;
“Supplier” shall have the meaning given to it in Clause 5.2 (Tax);
“Target Companies” means Farfetch UK Finco Ltd, Farfetch.com Ltd and Farfetch Osprey Ltd, and “Target Company” means any of them;
“Third Party Assets” means all Assets used or intended to be used in the Business that belong to third parties or that are, or become, the subject of a valid claim to ownership by a third party; and all Assets supplied to the Vendor or any of the Target Companies and their respective subsidiaries on lease, hire purchase, conditional sale, rental, retention of title terms or similar agreements or of which the Vendor or any of the Target Companies and their respective subsidiaries is for any reason bailee or holder;
“Transaction” shall have the meaning given to it in the recitals to this Agreement;

“Transaction Documents” means:
(a)this Agreement;
(b)the Deed of Assignment (Letter of Undertaking (unpaid share capital));
(c)the Collateral Deed of Release; and
(d)all other documents, agreements and instruments necessary or desirable to facilitate, implement or consummate all or any part of the Transaction in accordance with this Agreement (and consents and instructions in respect of each);
“VAT” means (in the United Kingdom) value added tax as imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto and (outside the United Kingdom) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or elsewhere;
“VAT Records” means all records relating to the Business of the Vendor referred to in Section 49 of the Value Added Tax Act 1994 and equivalent records in any jurisdiction other than the United Kingdom;
“Working Hours” means 9:30 a.m. to 5:30 p.m. on a Business Day; and
1.2In this Agreement, unless the context otherwise requires:
(a)every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;
(b)references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;
(c)references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(d)references to a “party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;
(e)references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality and in each case, shall include the person’s successors;
(f)references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established and in each case, shall include the company’s successors;
(g)references to “£” are references to the lawful currency from time to time of the United Kingdom and references to $ are references to the lawful currency from time to time of the United States of America;
(h)references to times of the day are to London time unless otherwise stated;
(i)references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(j)references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
(k)references to the Administrators shall be construed as being to the Administrators both jointly and severally and to any other person who is appointed as an administrator in substitution for any Administrator or as an additional administrator in conjunction with the Administrators;
(l)words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and
(m)general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.
1.3This Agreement shall, as regards any of its provisions remaining to be performed or capable of taking effect after Completion, remain in full force and effect notwithstanding Completion and notwithstanding the Administrators’ ceasing to act.
1.4Covenants, warranties or indemnities given in favour of the Administrators are given in favour of each of them and any Subsequent Appointee.
1.5The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
1.6Each of the Schedules to this Agreement shall form part of this Agreement.
1.7References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.SALE OF ASSETS
1.1With effect on and from Completion, and subject to the terms and conditions of this Agreement, the Vendor, acting by the Administrators, hereby sells, assigns, transfers, and conveys and the Purchaser buys such right, title and interest as the Vendor may have or has the right to transfer in the Assets as at Completion.
1.2This Agreement shall not transfer to the Purchaser any interest in any asset or right of the Vendor, other than the Assets to be transferred pursuant to Clause 2.1 (Sale of Assets).
3.CONSIDERATION
1.1The Vendor shall sell and the Purchaser (or its nominee in the Purchaser’s sole discretion) shall purchase the Assets for the aggregate cash consideration (the “Consideration”) constituting:
(a)the Shares - £3;
(a)the Intra-Group Receivables - £1; and
(b)the Goodwill - £1.
1.2Receipt of the Consideration is hereby acknowledged, and such receipt shall be a good discharge of the Purchaser’s obligation to pay the Consideration.
1.3The Consideration shall be payable without set-off, counterclaim, retention or deduction (except as required by Law), any right to which is expressly waived by the Purchaser.

1.4Any other amounts payable at or after Completion by the Purchaser to the Vendor or the Administrators under this Agreement shall be paid in immediately available cleared funds to the Account or in such other manner as the Administrators may direct. The Vendor confirms that the Administrators or the Administrators’ Solicitors may give a good receipt for all payments to the Vendor.
4.STAMP DUTY
1.1The Purchaser shall pay any stamp duties (including stamp duty reserve tax), transfer and registration taxes, duties and charges and all (if any) notarial fees payable in respect of the Assets it is purchasing under this Agreement or any other document entered into or executed in respect of the Assets it is purchasing pursuant to this Agreement (including for the avoidance of doubt, any stamp duties (including stamp duty reserve tax), registration or transfer taxes, duties and charges payable in connection with the transfer of the Assets pursuant to this Agreement).
5.TAX
1.1All sums set out in this Agreement or otherwise payable by a party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.
1.2Where, pursuant to the terms of this Agreement or any document ancillary to this Agreement, a party (the “Supplier”) makes a supply to another party (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply, the Recipient shall, subject to the receipt of a valid VAT invoice, pay to the Supplier (in addition to and at the same time as any other consideration for such supply) a sum equal to the amount of such VAT.
1.3The Vendor shall so far as it is able to do so and to the extent required by law:
(a)retain ownership of all VAT Records relating to the Business and the Assets; and
(b)permit the Purchaser at all reasonable times and subject to reasonable written notice to inspect and take copies of the VAT Records at the Purchaser’s cost for such period as may be required by law.
1.4Notwithstanding any other provision in this Agreement, any part of any outgoings or expenses relating to the Business or the Assets in respect of, or which represents, VAT shall be borne by the party for whom such VAT constitutes input tax for VAT purposes (the term “input tax” to have the same meaning given to it by section 24(1) of the VAT Act).
1.5Notwithstanding any other provision in this Agreement, any receipt, or any part of any receipt, relating to the Business or the Assets in respect of, or which represents, VAT whether received by the Purchaser or the Vendor, whether before or after Completion, shall be retained by or promptly paid to the party which is required to account to Customs for the VAT chargeable on the relevant supply or supplies.

1.6References in this Agreement to any cost or expense incurred by any party and in respect of which such party is to reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such cost or expense as represents any VAT but only to the extent that such first party is not entitled to credit or repayment in respect of such VAT from Customs.
1.7The Purchaser shall, and shall procure that each of the Target Companies and their Affiliates shall, provide the Vendor, the Administrators and their Representatives with such information as the Vendors, the Administrators and their Representatives reasonably request in writing insofar as such information relates to the Assets or the Target Companies and is required in connection with the tax affairs of the Vendor including, but not limited to, information requested in connection with tax returns and computations of the Vendor outstanding at Completion and in connection with all negotiations, correspondence and agreements in respect of the Vendor’s tax liabilities.

1.8The Purchaser and the Vendor agree, at the Purchaser’s expense and to the extent permitted by Law and in accordance with their duties, to elect to apply Section 362(e)(2)(C) of the Internal Revenue Code of 1986, as amended, with respect to any deemed contribution of intra-group receivables from the Vendor to Farfetch.com Limited. Nothing in this Clause will require the Administrators: (i) to became a US taxpayer or tax filer, make any US filing or reporting in connection with the election or otherwise, (ii) remain in office or (iii) take an action to the extent that such action would require them to make an actual payment of tax or incur an expense. The Purchaser shall indemnify and keep indemnified the Vendor and the Administrators against any Claim or Losses arising out of or in connection with any actions taken in accordance with the Purchaser’s request.
6.COMPLETION
1.1Completion shall take place immediately following the execution of this Agreement at the Administrators’ Solicitors’ Offices or such other place as the parties to this Agreement may agree.
1.2At Completion, the parties hereto shall perform their respective obligations set out in Schedule 2 (Completion Obligations).
1.3Within 10 Business Days after the Completion Date, the parties hereto shall perform their respective obligations set out in Schedule 3 (Post-Completion Obligations).
7.TRANSFER OF RISK
1.1With effect on and from the Completion Date, all risk and responsibility for the Business and the Assets shall pass from the Vendor to the Purchaser and from that time neither the Vendor nor the Administrators shall have any responsibility for any of the Business or Assets, and any responsibility that may be implied by statute, law or otherwise is hereby expressly excluded.
1.2With effect on and from the Completion Date, the Purchaser shall assume liability for and promptly meet, indemnify and keep indemnified the Vendor and the Administrators from and against:
(a)all Liabilities, expenses and outgoings relating to the Business or the Assets that arise or relate to the period after Completion that are actually incurred by the Vendor or the Administrators, including insurance, business rates, the cost of supplies of goods and services, including electricity, gas, telephones, internet and other telecommunication services, other business outgoings and any Liabilities that arise as a result of the sale and purchase of the Assets pursuant to this Agreement or the Transaction Documents; and
(b)any Claim brought against or Losses actually incurred by the Vendor or the Administrators arising in or relating to the period after Completion, as a result of the ownership, possession, operation, use, storage, maintenance, transport, delivery and/or disposal of any Asset by the Purchaser.
1.3Unless otherwise provided in this Agreement, the Vendor will continue to be responsible for (but will have no obligation to discharge) all debts payable by it and all claims (including contingent claims) outstanding against it or any of its assets (including the Excluded Assets) at the Completion Date.
8.ACCESS TO RECORDS AND PREMISES
1.1Subject in each case to Clause 16 (Confidentiality and Announcements) and any other rights of confidentiality and privilege which the Purchaser may have and applicable Data Protection Law, as long as the administration is ongoing, for a period of up to nine (9) months from Completion, the Purchaser shall give, and the Purchaser shall procure that each of the Target Companies and their Affiliates shall give, the Vendor, the Administrators and their Representatives reasonable access during normal business hours and on not less than five (5) Business Days’ notice to the records, data and employees of the Purchaser (in so far as such records, decisions and data relate to the Assets or the Target Companies) and the Purchaser shall allow, and shall procure that the Target Companies shall allow, reasonable facilities to enable the Administrators and their Representatives to liaise with the relevant employees and to inspect, review and take copies of any such records for the purposes of conducting the administration of the Vendor and for the ascertainment of any sums payable under this Agreement and in relation to any other matters arising in connection with the administration of the Vendor (including dealing with any claims by creditors of the Vendor). The Vendor and its Representatives shall use reasonable endeavours to conduct such inspection with a view to minimising any disruption to the business of the Target Companies and their respective subsidiaries.
1.2The Vendor agrees that to the extent that any information, records or documentation obtained by it under this Clause 8 (Access to Records and Premises) constitutes Confidential Information, it shall comply with Clause 16 (Confidentiality and announcements) in respect of such information, records or documentation.
9.ADMINISTRATORS’ RECORDS
1.1The Administrators’ Records will not be available to the Purchaser for inspection or otherwise. If any of the Administrators’ Records come into the possession of the Purchaser, at Completion or otherwise, it will immediately notify the Administrators and deliver them to the Administrators on demand.
10.THIRD PARTY ASSETS
1.1The Purchaser acknowledges that:
(a)the property that it takes possession of pursuant to the terms of this Agreement may include Third Party Assets; and
(b)it shall have no title to or right of possession or use of any of the Third Party Assets on or after Completion.
1.2The Purchaser shall:
(a)not hold itself out as owner of any Third Party Assets;
(b)hold any Third Party Assets as bailee, agent or other similar office or role for the owners of such assets;
(c)at the Purchaser’s expense:
(i)subject to Clause 10.2(f), keep all Third Party Assets in its own possession, separate from any other stock in its possession, and in as good repair and condition as they are in at the date of this Agreement (subject to normal wear and tear); and
(ii)insure the Third Party Assets;
(d)not remove any identification mark on any Third Party Asset or its packaging and not to remove or deface such mark;
(e)not sell, offer for sale, assign, pledge, create, or permit the creation of, a lien or Encumbrance, or otherwise deal with, encumber, or charge, or dispose of, or permit, any adverse claim to arise in respect of such Third Party Asset;
(f)allow the Vendor and the Administrators and each of their respective representatives and agents to have access to the Third Party Assets during normal office hours on any Business Day for up to nine (9) months following the Completion Date and without prior notification to permit them to inspect, remove, or otherwise deal with such Third Party Assets;
(g)give all such reasonable assistance to the Vendor and the Administrators as any of them may reasonably request to investigate, determine and/or settle any claims in relation to Third Party Assets for up to nine (9) months following the Completion Date and without limitation to the generality of the foregoing the Purchaser shall at all times:
(i)keep and maintain detailed stock records, files and database as is industry standard for such stock;
(ii)permit the Vendor and the Administrators reasonable access to such stock records;
(iii)reasonably assist the Vendor and the Administrators in allocating Third Party Assets; and
(iv)provide reasonable logistical support to the Vendor and the Administrators in respect of Third Party Assets, including by providing reasonable access and use by the Vendor and/or the Administrators of relevant technical equipment.
1.3If a third party asserts a claim to ownership in respect of any Asset and the Vendor or the Administrators determine, acting reasonably, that such claim is valid, that Asset shall be treated as a Third Party Asset and the Vendor or the Administrators (as the case may be) shall notify the Purchaser accordingly. Promptly after such notification, the Purchaser shall, at the request of the Vendor and/or the Administrators:
(a)provide reasonable access to the owner of the Third Party Asset so that the owner can collect it;
(b)if reasonably practicable, deliver possession of the Third Party Asset either to the Vendor or to the owner of the Third Party Assets; or
(c)if the Purchaser has used or consumed the Third Party Asset, pay the full invoice value (plus, against provision of a proper VAT invoice, any applicable VAT properly chargeable on such supply) of that Third Party Asset directly to the owner of that Third Party Asset, save where the Purchaser reaches an agreement and/or settlement with the owner of the relevant Third Party Asset (and the Purchaser shall consult with the Vendor and the Administrators before reaching any such agreement and/or settlement) to allow it to use, buy or otherwise retain possession of such Asset.
1.4If a third party asserts a claim to ownership in respect of any Asset and the Vendor or the Administrators determine, acting reasonably, that such claim is not valid, that Asset shall not be treated as a Third Party Asset from the date of such determination and title shall pass to the Purchaser from such date and be deemed to be included in the sale and purchase pursuant to this Agreement and the Vendor or the Administrators (as the case may be) shall notify the Purchasers accordingly and shall take any steps necessary to transfer that Asset to the Purchaser as a Wrong Pocket Asset where relevant.
1.5If a third party asserts a claim to ownership in respect of any Asset and the Vendor or the Administrators reach agreement and/or settlement with that third party (whether or not involving the Vendor admitting the validity of such assertion), the relevant Asset shall:
(a)be treated as a Third Party Asset, whereupon the provisions of Clause 10.3 shall apply mutatis mutandis; or
(b)not be treated as a Third Party Asset, whereupon the provisions of Clause 10.4 shall apply mutatis mutandis, in each case as the Vendor or the Administrators (as the case may be) in their sole discretion direct.
1.6With effect from Completion, the Purchaser shall indemnify and keep indemnified each of the Vendor and the Administrators from any Claim brought against or Losses actually incurred by the Vendor and the Administrators arising directly or indirectly in relation to:

(a)the sale or purported sale of any Third Party Asset to the Purchaser or in relation to an on-sale of any Third Party Asset by the Purchaser;
(b)any investigation into the validity of a claim to ownership in respect of an Asset asserted by a third party;
(c)any reasonable determination made by the Vendor and/or the Administrators in relation to the validity of a claim to ownership in respect of an Asset asserted by a third party and any reasonable agreement and/or settlement reached by the Vendor and/or the Administrators in relation to a claim to ownership in respect of an Asset asserted by a third party; and
(d)any action or proceedings threatened or initiated by a third party for delivery up of goods, trespass, conversion and/or any similar actions; and
(e)any breach by the Purchaser of this Clause 10 (Third Party Assets), save for any Claim brought against or Losses actually incurred by the Vendor and the Administrators arising directly as a result of the gross negligence, fraud or wilful misconduct of the Vendor and/or Administrators.
11.DATA PROTECTION
1.1The Purchaser undertakes that it will:
(a)comply with all applicable requirements of the Data Protection Law in its capacity as “Controller” as defined in Data Protection Law;
(b)comply with the principles relating to Processing of Personal Data, including as set out in article 5(1) of the GDPR in relation to Acquired Data;
(c)where required by Data Protection Law, send a privacy notice to each Data Subject with respect to whom it Processes Acquired Data, within a reasonable time after obtaining such Acquired Data and in accordance with Data Protection Law;
(d)obtain, and at all times maintain, a notification under the Data Protection Law appropriate to the performance of its obligations under this Agreement.
1.2Without prejudice to the generality of this Clause 11 (Data Protection), the Purchaser will not Process any Acquired Data for any purpose other than the Agreed Purpose, or to comply with applicable laws including Data Protection Law or as otherwise agreed between the parties.
1.3The Purchaser shall transfer the Acquired Data outside the European Economic Area or the UK in compliance with Data Protection Law.
1.4The Purchaser will co-operate with and assist the Vendor and the Administrators in relation to the exercise of any rights or requests of Data Subjects in relation to the Acquired Data and any complaints, notices or other inquiries relating to the Acquired Data received from a Data Subject, a Supervisory Authority or any other Person..
1.5With effect on and from Completion, the Purchaser will indemnify each of the Vendor and the Administrators against all losses, liabilities, costs, damages and expenses that the Vendor and the Administrators incur or suffer, all claims or proceedings made, brought or threatened against the Vendor and the Administrators by any person and all losses, liabilities, costs (on a full indemnity basis), damages and expenses the Vendor or the Administrators incur or suffer as a result of defending or settling any such actual or threatened claim or proceeding, in each case arising out of or in connection with:
(a)any breach of the Data Protection Law by the Purchaser after Completion in relation to the Acquired Data obtained from the Vendor including transfers to any third party of any Acquired Data which has been transferred from the Vendor and/or Administrators to the Purchaser; and

(b)any breach of the Purchaser’s obligations under this Clause 11 (Data Protection).
12.EXCLUSIONS OF LIABILITY AND REPRESENTATIONS AND WARRANTIES OF THE VENDOR
1.1The interest in the Assets which the Vendor sells and the Purchaser purchases is such right, title and interest as the Vendor has on the Completion Date and references to the Assets mean such right, title and interest.
1.2All representations, warranties, conditions, guarantees and stipulations express or implied and whether statutory or otherwise are expressly excluded in relation to the sale of the Assets, including, without limitation, representations, warranties and conditions and terms as to title and full title guarantee and to the existence, transferability, status, value or validity of the Assets or the creditworthiness of each Target Company and the business, assets and financial status of each Target Company.
1.3Without prejudice to the obligations of the Vendor under this Agreement, the Assets are sold subject to all Encumbrances as may subsist over them at Completion and, for the avoidance of doubt, the Purchaser agrees that if:
(a)it does not receive title to all or any of the Assets, other than as a result of a breach by the Vendor of its express obligations under this Agreement;
(b)the Purchaser cannot exercise any right conferred or purported to be conferred on it by this Agreement or the Transaction Documents;
(c)the Shares (or any other shares in the Target Companies held by the Vendor) do not constitute the whole of the issued share capital of the applicable Target Company or any person (other than the Vendor) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of a Target Company;
(d)the Purchaser is, other than as a result of a breach by the Vendor of its obligations under this Agreement, unable to secure that the Shares are registered in its name or as it may direct or, after such registration, any proceedings are taken or order is made to rectify any Target Company’s register of members in respect of the Shares; or
(e)title to the Assets is subject to any Encumbrance, or any person claims to be entitled to the benefit of any such Encumbrance, the Purchaser shall not be entitled on any such grounds to rescind, vary or terminate this Agreement in any way or (without limitation) to any refund of any monies paid or consideration made under this Agreement nor to take any other claim against the Vendor or the Administrators.
1.4The Purchaser agrees that the provisions of this Agreement and the Transaction Documents, including the exclusions and limitations contained in them, are fair and reasonable in the circumstances of the appointment of the Administrators as administrators of the Vendor and accord with normal practice on administration sales. This is the case in particular in the light of the fact that:
(a)the Vendor is insolvent and faces the constraints of selling necessarily imposed on it in that circumstance, and knowledge of the Assets available to the Administrators and their firm, members, partners, directors, employees, agents, advisers, staff or representatives is necessarily limited;
(b)the Purchaser and its professional advisers have had the opportunity to inspect, investigate and analyse the business and financial state of the Vendor and the Target Companies and the Purchaser is aware of the need to rely on that opportunity by reason of the absence of representations and warranties given by or on behalf of the Vendor or the Administrators, which is usual in the circumstances;

(c)the Purchaser has relied solely upon the Purchaser’s own opinion and/or professional advice concerning the Assets, their quality, state, condition, description, fitness and/or suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination and the use it intends or proposes to put them to. No reliance has been placed on the skill or judgment of the Vendor or the Administrator; and
(d)the Purchaser has agreed to purchase the Assets “as seen” in their present state and condition for a consideration which takes into account the risk to the Purchaser represented by the parties’ belief that the said exclusions and limitations are or would be recognised by the courts.
1.5The Purchaser acknowledges and agrees that:
(a)it is entering into this Agreement having conducted such diligence and made such inspection and investigation of the Assets as it thinks appropriate;
(b)it has satisfied itself as to the terms of this Agreement and the legal and beneficial title to the Assets and accepts that no reliance has been placed in this regard on any statement, or silence, of the Vendor or the Administrators;
(c)neither the Vendor nor the Administrators shall incur any personal liability to the Purchaser by reason of any lack of title (legal and/or beneficial) to the Assets or of any fault or defect in all or any of the Assets;
(d)it has not been induced to enter into this Agreement in reliance upon, nor has it been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in this Agreement; and
(e)any Liability of the Vendor which arises in any way and to any party (whether the Purchaser or not) under or pursuant to this Agreement or the Transaction Documents shall not comprise a liability falling within any of the sub-paragraphs of paragraph 99 of Schedule B1 to the Insolvency Act and the Administrators shall be under no obligation or duty to treat it as such, provided that nothing in this Clause 13 shall limit any rights or remedies in respect of gross negligence, fraud or wilful misconduct.
1.6Any claim of the Purchaser, or of any person claiming through it, against the Vendor shall take effect as an unsecured and provable debt and not an Administration Expense.
1.7Notwithstanding each and every provision of this Agreement, any claim of the Purchaser, or of any person claiming through, under or in relation to the Purchaser shall not be brought after the date which is nine (9) months after the Completion Date.
1.8Nothing in this Agreement or the Transaction Documents shall require the Vendor or the Administrators to discharge in whole or in part any liability of the Vendor outstanding at the time of the Administrators’ appointment or which would not otherwise be payable as an Administration Expense.
13.ANTI-EMBARASSMENT
1.1If, within the 6-month period following the Completion Date (the “Restricted Period”):
(a)the Purchaser (or any affiliate or connected party of the Purchaser) sells, transfers or otherwise disposes of, including by way of participation or trust, other than by way of a sale, transfer or disposal by way of enforcement of security by the Collateral Agent, all or a substantial part of the Assets; or
(b)all or substantially all of the shares in the capital of any of the Target Companies from time to time (or any securities representing such shares) are admitted to the list maintained by the Financial Conduct Authority in accordance with section 74(1) of the

Financial Services and Markets Act 2000, or to trading on the Alternative Investment Market of the London Stock Exchange plc, or to any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000), in case of each of paragraph (a) and (b), as such businesses, assets or properties existed as of the Completion Date, (each a “Trigger Event”), in each case whether by one transaction or a series of transactions, for value in excess of an amount equal to the aggregate, without duplication or double counting, of (i) the Consideration, (ii) 1.95x of the full $500,000,000 committed plus accrued and unpaid interest (including PIK) under the Bridge Loan Facility as at the Completion Date (and immediately prior to Completion), and (iii) 1.95x of the outstanding principal amount of the Senior Credit Agreement (plus accrued and unpaid interest) as at the Completion Date (and immediately prior to Completion), (the “Excess Value”), the Purchaser undertakes and agrees to pay to the Account, within 10 Business Days of completion of such sale, transfer or disposal, a cash payment equal to 50% of the Excess Value as additional consideration for the Assets (the “Additional Consideration”).
1.2The Purchaser undertakes to the Vendor and the Administrators that, as soon as reasonably practicable following the occurrence of a Trigger Event:
(a)it will notify the Vendor and the Administrators in writing of such Trigger Event; and
(b)it will supply to the Vendor and the Administrators such information or evidence as the Vendor and/or the Administrators may reasonably request to determine the Excess Value.
1.3The Purchaser represents and warrants to the Vendor and the Administrators that, as at the date of this Agreement, the Purchaser does not contemplate or intend to enter into any transaction or arrangement which would constitute a Trigger Event. For the avoidance of doubt, any transaction or arrangement for which the dominant purpose is to avoid or frustrate the operation of this Clause 13 shall also be a Trigger Event.
1.4Any Additional Consideration payable by the Purchaser to the Vendor under this Clause 13 shall be paid in immediately available cleared funds to the Account or in such other manner as the Administrators may direct.
14.PURCHASER’S WARRANTIES, REPRESENTATIONS, ETC.
1.1The Purchaser warrants and represents to the Vendor and the Administrators at the date of this Agreement that:
(a)it is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has all requisite power and authority to enter into, deliver and perform its obligations under this Agreement and any other Transaction Documents to which the Purchaser is a party;
(b)its entry into, and performance of, this Agreement will not:
(i)breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or
(ii)result in a breach of any applicable Laws or regulations in its jurisdiction of incorporation or of any applicable order, decree or judgment of any court or any Governmental Authority to which the Purchaser is subject, where (in either case) the breach would affect to a material extent its ability to enter into and perform its obligations under this Agreement and enter into the Transaction; and
(c)it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding-up, bankruptcy or insolvency proceedings concerning the Purchaser, and no event has occurred that would justify such proceedings. No step has been taken to enforce any security over any assets of the Purchaser, and no event has occurred to give the right to enforce such security.
1.2The Purchaser acknowledges and agrees with the Vendor and the Administrators that whenever and wherever in this Agreement it has agreed to indemnify any person, such indemnity shall be on an after-tax basis and it shall also indemnify any firm, partner, employee, staff or representative of such person to the same extent and in the same regard.
15.EXCLUSION OF ADMINISTRATORS’ LIABILITY
1.1Each of the parties to this Agreement agree that the Administrators have entered into and signed this Agreement as agents for and on behalf of the Vendor, and neither they nor their firm, members, partners, directors, employees, agents, advisers, staff or Representatives shall incur any personal liability of any kind under or by virtue of this Agreement or the Transaction Documents, or in respect of the obligations undertaken by the Vendor or in respect of any failure on the part of the Vendor to observe, perform or comply with any such obligations:
(a)under or in relation to any associated arrangements or negotiations, or under any document or assurance made pursuant to this Agreement or the Transaction Documents; or
(b)in relation to any related matter or related action, demand, matter or claim whatsoever and wherever arising and whether in tort, contract, restitution or by reference to any other relief, remedy or right, in any jurisdiction or forum.
1.2Without prejudice to the generality of Clause 15.1, no Administrator shall be liable in respect of any document, instrument or deed executed with a view to, or for the purpose of giving effect to this Agreement or the Transaction Documents, whether or not such document, instrument or deed so provides in its terms and each Administrator shall be entitled at any time to have any such document, instrument or deed amended so as to exclude personal liability as set out herein.
1.3The Administrators are party to this Agreement solely to obtain the benefit of the exclusions and limitations on liability and undertakings in their favour. The Administrators are agents of the Vendor and shall incur no personal liability by reason of acting in that capacity.
1.4Any right under this Agreement or the Transaction Documents that is for the benefit of the Administrators (and in particular, without prejudice to the generality of the foregoing, any right to be indemnified by the Purchaser, the rights granted under Clause 8 (Access to Records and Premises), the rights granted under Clause 17 (Further Assurance) and all rights to receive any payment from the Purchaser) shall also be for the benefit of, and shall be exercisable by, any Subsequent Appointee and so that, as regards such Subsequent Appointee, the relevant clause shall apply mutatis mutandis so that references to the Administrators shall be treated as references to such Subsequent Appointee.
1.5Nothing in this Agreement or the Transaction Documents shall operate to restrict or affect in any way any right of the Administrators to any indemnity, charge, lien or assurance to which by contract or statute the Administrators are entitled.
1.6Nothing in this Agreement or the Transaction Documents shall require the Administrators to do or omit to do anything which would constitute an abuse of their powers and duties.
1.7The exclusions of liability in this Agreement shall arise and continue notwithstanding the termination of the Administrators’ agency, whether before or after the signing of this Agreement, and shall operate as unconditional waivers of any claims in tort as well as under the law of contract. Such exclusions shall be in addition to, and not in substitution for, any right of indemnity or relief otherwise available.
1.8The exclusion of liability in this Agreement shall not apply to any Liability which arises due to gross negligence, fraud or wilful misconduct.

1.9To the extent that the Laws of any relevant jurisdiction either prohibit or limit the effectiveness of the provisions in this Clause 15 (Exclusion of Administrators’ Liability), the Administrators shall be entitled to benefit from the provisions in this Clause 15 (Exclusion of Administrators’ Liability) to the fullest extent permitted by the Laws of that relevant jurisdiction.
16.CONFIDENTIALITY AND ANNOUNCEMENTS
1.1Unless expressly stated otherwise, any reference in this Agreement to the provision, disclosure or announcement of information shall be read as subject to this Clause 16 (Confidentiality and Announcements) and any information received pursuant to the provisions of this Agreement shall be subject to this Clause 16 (Confidentiality and Announcements).
1.2Each party to this Agreement (the “Receiving Party”) shall, and shall use reasonable endeavours to procure that its Permitted Recipients and Representatives shall, keep all Confidential Information relating to any of the other parties to this Agreement (the “Disclosing Party”), including information relating to the transactions contemplated under this Agreement and the Transaction Documents (and the contents thereof) strictly confidential and, except with the prior written consent of the Disclosing Party, shall:
(a)not use or exploit the Confidential Information in any way except for the purpose of the Transaction or as expressly contemplated under this Agreement;
(b)not disclose the Confidential Information to anyone other than Permitted Recipients or those of the Receiving Party’s Representatives who, (in each case) in the Receiving Party’s reasonable opinion, need to know the Confidential Information for the purposes of the Transactions or as expressly contemplated under this Agreement; and
(c)ensure that each Permitted Recipient of the Receiving Party or Representative of the Receiving Party to whom the Confidential Information is disclosed (whether by the Receiving Party or by the Disclosing Party or any of their Representatives) has been informed of the confidential nature of the Confidential Information, keeps such information confidential, does not disclose the same to any unauthorised person and complies with the use restrictions set out in this Agreement as if they were the Receiving Party. The Receiving Party shall at all times be liable for the failure of any of its Representatives or Permitted Recipients to comply with the terms of this Agreement.
1.3Nothing in this Clause 16 (Confidentiality and Announcements) shall prevent any disclosure of Confidential Information by any party to this Agreement:
(a)to the extent disclosure of the Confidential Information is required to any person which is required by applicable Law or regulation or applicable stock exchange, any order of a court of competent jurisdiction or any competent Governmental Authority;
(b)to any of their Representatives or Permitted Recipients who need to know such information; provided that, before it discloses Confidential Information, the Receiving Party shall, where reasonably practicable and to the extent permitted by the applicable order, rules, law or regulation: (i) inform the Disclosing Party in writing of the full circumstances and the information required to be disclosed; (ii) consult with the Disclosing Party as to possible steps to avoid or limit disclosure; and (iii) take such of those steps as the Disclosing Party may reasonably require;
(c)with the prior written consent of the other party;
(d)making any public announcement, communication or circular concerning this Agreement (an “Announcement”), with the prior written consent of the other party; or
(e)making an Announcement required by any applicable Laws or by any court or other Governmental Authority of competent jurisdiction, provided that the party required to make the Announcement consults in advance with the other parties and takes into account their reasonable requests concerning the content of the Announcement before it is made (to the extent not prohibited by applicable Laws).

1.4Nothing in this Clause 17 (Confidentiality and Announcements) shall prevent any disclosure of Confidential Information, by the Purchaser, to the extent that they need to know such information, to:
(i)the Purchaser’s Group or any of its respective Affiliates or to any of their respective shareholders, partners, managers, investors, potential investors and any connected fund or any or any of their respective Affiliates; and
(ii)any appropriate tax authority in connection with the tax affairs of any member of the Purchaser’s Group or any of their respective Affiliates, provided that, before it discloses Confidential Information, the Receiving Party shall, where reasonably practicable and to the extent permitted by the applicable order, rules, law or regulation: (i) inform the Disclosing Party in writing of the full circumstances and the information required to be disclosed; and (ii) take into account any reasonable requests the Disclosing Party may have in relation to such disclosure; and
(iii)any insurer or actual or potential debt or equity finance providers of the Purchaser, any member of the Purchaser’s Group or any of their respective Affiliates, provided that, before it discloses Confidential Information, the Receiving Party shall, where reasonably practicable and to the extent permitted by the applicable order, rules, law or regulation: (i) inform the Disclosing Party in writing of the full circumstances and the information required to be disclosed; and (ii) take into account any reasonable requests the Disclosing Party may have in relation to such disclosure, provided in each case that the Purchaser procures that the persons to whom the information is disclosed keep it confidential as if they were a party to this Agreement;
(iv)to any customers, suppliers or other stakeholders that the Purchaser reasonably considers necessary or desirable for the ongoing stability of the business of its Group provided such communications are made in accordance with and do not materially deviate from any previously agreed public relations and/or external communications strategy with the Vendor; and
(v)for the purposes of any judicial or arbitral proceedings arising out of this Agreement or any Transaction Document, but such party shall use reasonable endeavours to consult the Vendor (in the case of a disclosure on the part of the Purchaser) or the Purchaser (in the case of a disclosure on the part of the Vendor) and to take into account any reasonable requests it may have in relation to the disclosure before making it.
1.5The Administrators may disclose the terms of this Agreement and the Transaction Documents, and any Confidential Information if and to the extent that:
(a)the disclosure or use is required by current insolvency practice or to enable the Administrators properly to carry out the duties of their office, including but not limited to the preparation of a statement as required by Statement of Insolvency Practice 16; or
(b)the disclosure or use is made by the Administrators to any Subsequent Appointee.
1.6The Receiving Party agrees that it will immediately inform the Disclosing Party of the full circumstances of any disclosure upon becoming aware that Confidential Information has been disclosed by it or its Representatives or Permitted Recipients in breach of this Agreement.
1.7At any time the Disclosing Party demands, by notice in writing, that all or a portion of the Confidential Information be returned or destroyed, the Receiving Party shall promptly:
(a)destroy or return to the Disclosing Party all original documents and materials (and any copies) in whatever form, including but not limited to electronic media, containing,

reflecting or incorporating the Disclosing Party’s Confidential Information provided to it or its Representatives or Permitted Recipients pursuant to this Agreement;
(b)erase all the Disclosing Party’s Confidential Information from its computer systems, disks or other devices to the extent reasonably practicable; and
(c)certify in writing to the Disclosing Party that it has complied with the requirements of this Clause 16.7, provided that, the Receiving Party (and any of its Representatives or Permitted Recipients to whom the Confidential Information has been disclosed in accordance with this Agreement) may retain such Confidential Information as is required to be retained by it pursuant to applicable Laws or regulation or in line with its reasonable company record keeping policies or, in the case of the Administrators, as is required by current insolvency practice or to enable the Administrators properly to carry out the duties of their office, subject to the duties of confidentiality in respect of such Confidential Information contained in this Agreement.
1.8The Disclosing Party reserves all rights in its Confidential Information. No rights in respect of the Disclosing Party’s Confidential Information are granted to the Receiving Party and no obligations are imposed on the Receiving Party with respect to such Confidential Information other than those expressly stated in this Agreement.
1.9The Disclosing Party (unless such Disclosing Party is an Administrator) hereby warrants and represents that it has the right and authority to disclose the Confidential Information to the Receiving Party (or its Representatives or Permitted Recipients). The Disclosing Party does not make any express or implied warranty or representation concerning the quality, accuracy and completeness of the Confidential Information disclosed hereunder or whether such information can or cannot be used by the Receiving Party without infringing any third party patents or copyrights. Neither the Disclosing Party nor its Representatives shall have any liability whatsoever with respect to the use of or reliance upon the Confidential Information by the Receiving Party (or its Representatives or Permitted Recipients).
1.10The Receiving Party acknowledges that damages alone would not be an adequate remedy for the breach of any of the provisions of this Clause 16 (Confidentiality and Announcements). Accordingly, without prejudice to any other rights and remedies it may have, the Disclosing Party shall be entitled to seek equitable relief (including injunctive relief) concerning any threatened or actual breach of any of the provisions of this Clause 16 (Confidentiality and Announcements).
1.11The provisions of this Clause 16 (Confidentiality and Announcements) shall survive Completion and shall continue for a period of two (2) years from the date of this Agreement.
17.FURTHER ASSURANCE
1.1Provided the Release Date has not occurred in respect of the Vendor, the Vendor shall, at the Purchaser’s request and reasonable expense, as soon as reasonably practicable following receipt of a written request from the Purchaser setting out full details of the assistance requested, execute and deliver such documents and do all such acts and things and provide such information and assistance as the Purchaser may, within three (3) months of the Completion Date, reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for the Purchaser the full benefit of the rights, powers and remedies conferred upon it under this Agreement and the Transaction Documents, including the transfer of any right, benefit and interest that it may hold in the Assets and the release or waiver of any Encumbrance over such Assets in respect of which the Vendor benefits.
1.2Nothing in this Clause 17 (Further Assurance) will require the Administrators to remain in office or take any action under this Clause 17 (Further Assurance) to the extent that it would require them to make an actual payment of tax.
1.3All deeds or documents to be entered into pursuant to this Clause 17 (Further Assurance) must be in a form acceptable to the Administrators (acting reasonably), and must contain a complete exclusion of liability for the Administrators and their firm, members, partners, directors, employees, agents, advisers, staff or representatives.

1.4The Purchaser shall permit the Administrators, or their authorised representatives or any Subsequent Appointee to inspect its books and records for the purpose of completing the administration or liquidation as appropriate, but only to the extent that such inspection is required to enable the Administrators to properly carry out the duties of their office.
1.5 The Purchaser shall indemnify and keep indemnified the Vendor and the Administrators against any Claim or Losses arising out of or in connection with any assurance or assistance given by the Vendor and/or the Administrators pursuant to Clause 17.1. For the avoidance of doubt, nothing herein shall transfer liabilities for pre-Completion actions or liabilities or Claims and Losses regarding the same.
18.ENTIRE AGREEMENT
1.1This Agreement, and any documents referred to in it (including the other Transaction Documents), together set out the entire agreement between the parties relating to the sale and purchase of the Assets and, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.
1.2This Clause 18 (Entire Agreement) shall not exclude any liability for, or remedy in respect of, gross negligence, fraud or wilful misconduct.
19.WAIVER AND VARIATION
1.1A failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.
1.2A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
1.3A party that waives a right or remedy provided under this Agreement or by Law in relation to another party does not affect its rights in relation to any other party.
1.4No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.
20.INVALIDITY
Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.
21.TIME OF THE ESSENCE
Time is of the essence for each provision of this Agreement.
22.ASSIGNMENT
1.1Subject to Clause 22.2, no party to this Agreement shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it; provided that the Purchaser may assign any of its rights hereunder to an Affiliate of Purchaser with the prior written consent of the Vendor, such consent not to be unreasonably withheld.
1.2The Purchaser may assign by way of security and/or charge all or any of its rights under this Agreement for the benefit of:
(a)any financial institution or other person lending money or making other credit facilities available to it, the Target Companies or any of their respective Affiliates (each a “Borrowing Party”) or of any counterparty to a derivative transaction entered into by a Borrowing Party; or
(b)any facility or security agent, security trustee, arranger of finance, receiver or person fulfilling a similar or related role, as security for the obligations owed by a Borrowing Party to such person, and any such beneficiary of security may assign all or any of those rights for the purpose of enforcing such security assignment or charge.
23.NOTICES
1.1Any notice, demand or other communication made under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 23.2 and served:
(a)by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;
(b)by courier (or if from any place outside the country where the relevant address is located, by air courier), or (if within the United Kingdom) by first class pre-paid post, in which case it shall be deemed to have been given two (2) Business Days after the date of posting; or
(c)by e-mail, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent, provided that in the case of sub-clauses (a) and (c) above any notice despatched outside Working Hours in the place of receipt shall be deemed given at the start of the next period of Working Hours in the place of receipt.
1.2Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 23.3, as set out below:
For the Vendor:
Name:    Farfetch Holdings Plc (in Administration)

For the attention of:    Clare Kennedy, Alastair Beveridge and Ian Partridge

Address:    AlixPartners UK LLP, 6 New Street Square, London, EC4A 3BF

E-mail:    Ckennedy@alixpartners.com; abeveridge@alixpartners.com; ipartridge@alixpartners.com; and gwhatman@alixpartners.com

For the Administrators:
Name:    Clare Kennedy, Alastair Beveridge and Ian Partridge (Joint Administrators)

For the attention of:    Clare Kennedy, Alastair Beveridge and Ian Partridge

Address:    AlixPartners UK LLP, 6 New Street Square, London, EC4A 3BF

E-mail:    Ckennedy@alixpartners.com; abeveridge@alixpartners.com; ipartridge@alixpartners.com; and gwhatman@alixpartners.com
For the Purchaser:
Name:    Legal Department
Address:    Level 18, Tower730 Songpa-gu, Songpa Dae-ro 570, Seoul, Republic of Korea 05510
For the attention of:    Legal Department
E-mail:    Legalnotices@coupang.com; corporatesecretary@coupang.com
With a copy to:
Name:    Sidley Austin LLP
Address:    Sidley Austin LLP, 70 St Mary Axe, London EC3A 8BE
For the attention of:    Martin Wellington, Mark Knight and Adam Runcorn
E-mail:    Athena2023SidleyTeam@sidley.com
and:
Name:    Kirkland & Ellis International LLP
Address:    Kirkland & Ellis International LLP, 30 St Mary Axe, London EC3A 8AF
For the attention of:    Thomas Jemmett, Theon Chalklen and Fiona Ling
E-mail:    ProjectAthenaKE@kirkland.com
1.3The Purchaser may notify all other parties to this Agreement, and the Vendor may notify the Purchaser, of any change to its address or other details specified in Clause 23.2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.
24.COSTS
Except as otherwise provided in this Agreement and the other Transaction Documents, each party shall bear its own legal, accountancy, and other costs, charges and expenses arising out of or in connection with the preparation, negotiation and implementation of this Agreement and the other Transaction Documents.
25.RIGHTS OF THIRD PARTIES
1.1A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms except as set out in this Clause 25 (Rights of Third Parties).
1.2A Subsequent Appointee may enforce and rely on any clause of this Agreement to the same extent as if it were a party to this Agreement.
1.3The Administrators’ Firm, firm, members, partners, directors, employees, agents, advisers, staff or representatives, or their agents, may enforce and rely on any provision of this Agreement, including Clause 15 (Exclusion of Administrators’ Liability), to the same extent as if they were a party to this Agreement.

26.COUNTERPARTS
This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.
27.GOVERNING LAW AND JURISDICTION
1.1This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England.
1.2The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.
1.3For the purposes of this Clause 27 (Governing Law and Jurisdiction), “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation or performance of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

Schedule 1
ASSETS
1.TARGET COMPANIES

Company name	Date and jurisdiction of incorporation	Registered number or equivalent	Registered office	Shareholder	Consideration
Farfetch UK FINCO Limited	30 July 2019, England and Wales	12129585	The Bower, 211 Old Street, London, United Kingdom, EC1V 9NR	Farfetch Holdings Plc	£1
Farfetch Osprey Limited	7 October 2022, England and Wales	14403842	The Bower, 211 Old Street, London, United Kingdom, EC1V 9NR	Farfetch Holdings Plc	£1
Farfetch.com Limited	15 March 2007, Isle of Man	000657V	Fort Anne, Douglas, Isle of Man, IM1 5PD	Farfetch Holdings Plc	£1

2.INTRA-GROUP RECEIVABLES

Name of Lender	Name of Borrower	Principal Amount of Intra-Group Receivable	Consideration
Farfetch Holdings Plc	Farfetch Limited	GBP 82,807,396	£1

3.THE GOODWILL – CONSIDERATION: £1

Schedule 2
COMPLETION OBLIGATIONS
Part 1
VENDOR OBLIGATIONS
On the Completion Date, the Vendor shall deliver to the Purchaser:
(i)each of the relevant Transaction Documents, duly executed by the Vendor and the Administrators;

(ii)executed Share Transfer Forms in respect of the Shares in favour of the Purchaser (or as it may direct), together with share certificates, or equivalent documents in the relevant jurisdiction, in respect of all the Shares, to the extent that such share certificates or equivalent documents are in the possession of the Administrators at Completion;
(iii)to the extent in the possession of the Administrators at Completion, the statutory and other books, records and registers of each Target Company;
(iv)a copy of the duly stamped notice of appointment and all ancillary appointment papers under which the Administrators have been appointed as administrators of each of the Vendor;
(v)a copy of a balance summary enquiry or screenshots evidencing the cash balance of all Vendor bank accounts timestamped on the Completion Date.

Part 2
PURCHASER OBLIGATIONS
On the Completion Date the Purchaser shall:
(i)deliver to the Vendor each of the relevant Transaction Documents (to the extent not already delivered to the Vendor), duly executed by the Purchaser and/or relevant parties; and
(ii)deliver or procure the delivery to the Vendor of a copy of a board resolution of the Purchaser approving the Transaction contemplated under this Agreement and the execution by it of the relevant Transaction Documents to which the Purchaser is a party.

Schedule 3
POST- COMPLETION OBLIGATIONS

Part 1
VENDOR OBLIGATIONS
Within 10 Business Days following the Completion Date the Vendor shall use reasonable endeavours to:

(i)at its own expense, procure that the name of the Vendor which consists of or incorporates (in whole or in part), or is otherwise associate with, the Name, is formally changed to a name which does not include the Name, or name which, in the reasonable opinion of the Purchaser, is substantially the same or confusingly similar to the Name.

Part 2
PURCHASER OBLIGATIONS
Within 10 Business Days following the Completion Date the Purchaser shall use reasonable endeavours to:
(i)procure that the registered address of each of the Target Companies is re-registered to the Purchaser’s business address or such other address as the Purchaser may decide acting reasonably.

This Agreement has been entered into on the date stated at the beginning of it.

Signed for and on behalf of FARFETCH HOLDINGS PLC Acting by Clare Kennedy, one of its Administrators, as agent and without incurring personal liability	/s/ Clare Kennedy
Signature Clare Kennedy
Name of signatory (print)

Signed for and on behalf of the ADMINISTRATORS By Clare Kennedy as Administrator on their own behalf and on behalf of the Administrators without personal liability:	/s/ Clare Kennedy
Signature Clare Kennedy
Name of signatory (print)

Signed for and on behalf of SURPIQUE ACQUISITION LIMITED By: Gaurav Anand Title: Director	/s/ Gaurav Anand
Signature Gaurav Anand
Name of signatory (print)